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                                                                   Exhibit 10.1


                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


                  THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into as of the 14th day of August, 1997, by and among Belmont Homes, Inc., a Mississippi corporation ("Purchaser"), Bellcrest Holding Co., Inc., a Florida corporation ("Holdings"), Joe H. Bell ("Bell"), James M. Birdwell ("Birdwell"), DeRoy Dailey, Jr. ("Dailey") and Glinn H. Spann ("Spann") (Holdings, Bell, Birdwell, Dailey and Spann are referred to each as a "Shareholder" and collectively as the "Shareholders").


                              W I T N E S S E T H:

                  WHEREAS, the parties have previously entered into that certain Stock Purchase Agreement, made as of the 25th day of October, 1996 (the "Stock Purchase Agreement"), pursuant to which the Shareholders sold all of the then outstanding capital stock (the "Stock") of Bellcrest Homes, Inc., a Georgia corporation (the "Company"), to Purchaser; and

                  WHEREAS, the Stock Purchase Agreement provided that a portion of the purchase price to be paid for the Stock would be paid in the form of an Earnout; and

                  WHEREAS, the Stock Purchase Agreement provides that following the first anniversary of the Closing Date, the right of indemnification of Purchaser and the Purchaser Indemnified Parties under the Stock Purchase Agreement shall be limited to the right to set-off indemnifiable claims against amounts owed by the Purchaser to the Shareholders under the Earnout; and

                  WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, Purchaser issued to The Suddath Companies, a Florida corporation and the sole shareholder of Holdings ("Suddath"), a warrant to purchase shares of common stock of Purchaser dated October 25, 1996, which currently constitutes a warrant to purchase 75,000 shares of Purchaser Common Stock at a purchase price of $14.67 per share (the "Warrant"), which shares of Common Stock are subject to registration rights under a Registration Rights Agreement dated October 25, 1996 (the "Rights Agreement"); and

                  WHEREAS, Purchaser, Cavalier Homes, Inc., a Delaware corporation ("CH"), and a subsidiary of CH ("CH Sub") desire to enter into a Merger Agreement of even date herewith (the "Merger Agreement"), pursuant to which CH Sub will be merged with and into Purchaser (the "Merger"), and the outstanding shares of Common Stock of Purchaser will be converted into the right to receive shares of CH Common Stock at an agreed upon exchange ratio (the "Exchange Ratio"); and





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                  WHEREAS, CH and Purchaser, on the one hand, and the
Shareholders and Suddath, on the other hand, disagree as to whether the Merger constitutes an event that would require the acceleration of the Earnout under the terms of the Stock Purchase Agreement, and the parties hereto desire to enter into this Amendment to settle such disagreement and other issues among them, with the express understanding that neither CH and Purchaser, on the one hand, nor the Shareholders and Suddath, on the other hand, concede the merits of the other party's position on such matters; and

                  WHEREAS, Purchaser and the Shareholders desire to enter into an agreement whereby Purchaser will accelerate payment to the Shareholders of the maximum amount that remains to be paid under the Earnout, which is $2,500,000, contingent upon the consummation of the Merger and upon the execution and delivery of a Non-competition and Non-solicitation Agreement by and among CH, Purchaser, the Company and Spann (the "Non-competition Agreement"), both pursuant to a Merger Agreement, and provided that Purchaser retains the same rights to indemnification that it would have had if the Earnout were not accelerated (other than as provided in Section 4 hereof) and the parties reach certain understandings regarding the Warrant and the Rights Agreement;

                  NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Terms. Capitalized terms used but not defined herein shall have the respective meanings given them in the Stock Purchase Agreement or the Merger Agreement, as applicable.

                  2. Payment by Purchaser. Contingent and effective upon the consummation of the Merger as contemplated by the Merger Agreement, and provided that the Non-competition Agreement has been fully executed and delivered and remains in full force and effect and all parties are in compliance therewith, Purchaser shall pay to the Shareholders, within ten (10) days following the Effective Time of the Merger, the sum of $2,500,000 as an acceleration and in full satisfaction of the payments due under Section 1.03(a)(ii) and (iii) of the Stock Purchase Agreement, less any amounts previously paid to such Shareholders between the date hereof and time of such payment under said Sections 1.03(a)(ii) and (iii) (collectively, the "Earnout Acceleration"), in accordance with the percentage of ownership set forth in Schedule 2.01(b) to the Stock Purchase Agreement, and the Shareholders shall thereupon acknowledge in writing receipt and satisfaction of the same. The Earnout Acceleration shall be paid to, and retained by, the Shareholders regardless of whether the net income targets set forth in Sections 1.03(a)(ii) and (iii) of the Stock Purchase Agreement are achieved.

                  3. Amendment. Provided the payments referenced in Section 2 above have been timely made within the required 10-day period and contingent upon the receipt thereof, subparagraphs (d) and (e) of Section 8.05 of the Stock Purchase Agreement shall be amended as follows:

                  (d) following the first anniversary of the Closing Date, and until March 1, 1998, the right of indemnification of Purchaser and the Purchaser Indemnified Parties (and such Shareholders' indemnification obligations) under this Article VIII shall be limited to the aggregate sum of $2,500,000, and following March 1, 1998, the right of indemnification of Purchaser and the Purchaser



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                  Indemnified Parties (and such Shareholders' indemnification obligations) under this Article VIII shall be limited to the aggregate sum of $1,250,000 (less any amount in excess of $1,250,000 claimed on or before March 1, 1998); provided however, that the aggregate of such rights of indemnification shall not exceed $2,500,000; (e) all indemnification obligations under this Agreement shall cease on March 1, 1999;

The intent of the amendment to subparagraph (d) of Section 8.05 referenced in this paragraph 3 above is to place Purchaser in the same position regarding rights to and the amount of indemnification under the Stock Purchase Agreement as it would have been absent the acceleration of the Earnout.

                  4. Special Indemnification Rights. Contingent and effective upon the consummation of the Merger as contemplated by the Merger Agreement, and provided that the Non-competition Agreement has been fully executed and delivered and remains in full force and effect and all parties are in compliance therewith as of the Effective Time of the Merger, neither the Shareholders nor Suddath as guarantor shall have any further liability or obligation arising under Section 8.12 of the Stock Purchase Agreement.

                  5. Restrictions on Resale. Any restrictions on sale of the common stock of CH obtained on the exercise of the Warrant shall be consistent with the restrictions on sale set forth in the paragraph with the heading "Selling Shareholder" on page 5 of the Form S-3 that was previously filed by the Purchaser with respect to the Warrant.

                  6. Warrant and Registration Rights. CH, CH Sub, Purchaser and Suddath acknowledge, consent and agree that, pursuant to the terms and conditions of the Warrant and the Rights Agreement and the Merger Agreement, at the Effective Time of the Merger, the Warrant shall be assumed by CH and shall become a warrant to acquire, on the same terms and conditions as were applicable to the Warrant prior to such effective time, that number of shares of CH Common Stock equal to the number of shares of Purchaser Common Stock issuable immediately prior to the effective time of the Merger (i.e., 75,000 Shares) upon exercise of the Warrant multiplied by the Exchange Ratio, with an exercise price per share equal to $14.67 divided by the Exchange Ratio. CH will cause the Rights Agreement to be complied with following the Merger with respect to the shares of CH Common Stock issuable pursuant to the Warrant. Suddath hereby waives and releases, contingent and effective upon consummation of the Merger, and provided the Earnout Acceleration payment is timely made within the required 10-day period, any claim of any kind or nature against any of Purchaser, CH, CH Sub, the Shareholders, and each of their respective officers, directors, employees, shareholders, agents and affiliates, arising directly or indirectly out of the issuance of the Warrant (other than the right to exercise the Warrant and the rights provided under the Rights Agreement in accordance with the terms and conditions thereof), including, without in any way limiting the generality of the foregoing, any claim for misrepresentation, omission, fraud, breach of contract or otherwise in connection therewith.

                  7. Full Force and Effect. Except as expressly modified or amended by this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated, this Amendment shall have no force and effect and shall be deemed null and void in its entirety ab initio.



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                  8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  9. Termination. In the event the Effective Time of the Merger has not occurred on or before February 1, 1998, then Holdings shall have the right, by written notice to the other parties hereto, to terminate this Agreement.

                            [SIGNATURE PAGE FOLLOWS]






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                  IN WITNESS WHEREOF, the parties hereto have executed this
First Amendment to Stock Purchase Agreement as of the date and year first above written.

                                                  Belmont Homes, Inc.


                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------


                                                 Bellcrest Holding Co., Inc.


                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------



                                     ------------------------------------------
                                                     Joe H. Bell


                                     ------------------------------------------
                                                  James M. Birdwell


                                     ------------------------------------------
                                                   DeRoy Dailey, Jr.


                                     ------------------------------------------
                                                   Glinn H. Spann




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         The Suddath Companies, a Florida corporation and the sole shareholder of Bellcrest Holding Co., Inc., hereby consents to the foregoing Amendment and agrees to the provisions thereof as it applies to it.


                                                THE SUDDATH COMPANIES


                                     By:
                                            -----------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------






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